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 FORM 3                                        OMB APPROVAL
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                                       OMB Number:       3235-0104
                                       Expires: September 30, 1998
                                       Estimated average burden
                                    .  hours per response .... 0.5
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

- ----------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Hilal, M.D.        Peter               K
- ---------------------------------------------------
   (Last)          (First)              (Middle)

     c/o Hilal Capital Management LLC
     60 East 42nd Street, Suite 1946
- ----------------------------------------------------
                   (Street)

   New York        New York                 10165
- ----------------------------------------------------
   (City)           (State)               (Zip)


- ----------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

     07/19/99
- ----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ----------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Worldtalk Communications Corporation (WTLK)
- ----------------------------------------------------------------------------

5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (Specify below)

May be deemed a member of a group owning more than 10% of Issuer's Common
Stock

- ----------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

- ----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   [x] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------
1. Title of Security 2. Amount of     3. Ownership      4. Nature of Indirect
                        Securities       Form:             Beneficial
                        Beneficially     Direct (D)        Ownership
                        Owned            or Indirect       (Instr. 5)
                        (Instr. 4)       (I) (Instr. 5)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
  Common Stock           180,333              I                 (1)
------------------------------------------------------------------------------
  Common Stock           459,667              I                 (1)
------------------------------------------------------------------------------
  Common Stock         1,194,667              I                 (1)
------------------------------------------------------------------------------
  Common Stock         1,282,000              I                 (1)
------------------------------------------------------------------------------
  Common Stock           100,000              I                 (3)
------------------------------------------------------------------------------


* If the Form is filed by more than one Reporting Person, SEE instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)
                                                                        (Over)
                                                               SEC 1473 (7-96)

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exercisable and  3. Title and Amount
   (Instr. 4)                       Expiration Date          of Securities
                                    (Month/Day/Year)         Underlying
                                 -----------------------     Derivative
                                     Date     Expiration     Security
                                 Exercisable      Date       (Instr. 4)
                                                          --------------------
                                                            Title  Amount or
                                                                   Number of
                                                                    Shares
------------------------------------------------------------------------------
------------------------------------------------------------------------------
   Warrants                        Anytime    07/07/2006    Common     87,667
                                                            Stock
------------------------------------------------------------------------------
   Warrants                        Anytime    07/07/2006    Common    223,833
                                                            Stock
------------------------------------------------------------------------------
   Warrants                        Anytime    07/07/2006    Common    597,333
                                                            Stock
------------------------------------------------------------------------------
   Warrants                        Anytime    07/07/2006    Common    624,500
                                                            Stock
------------------------------------------------------------------------------
   Warrants                        Anytime    07/07/2006    Common     50,000
                                                            Stock
------------------------------------------------------------------------------

4. Conversion or   5. Ownership Form of       6. Nature of Indirect
   Exercise Price     Derivative Security:       Beneficial Ownership
   of Derivative      Direct (D) or              (Instr. 5)
   Security           Indirect (I) (Instr. 5)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
     $7.00                   I                          (2)
------------------------------------------------------------------------------
     $7.00                   I                          (2)
------------------------------------------------------------------------------
     $7.00                   I                          (2)
------------------------------------------------------------------------------
     $7.00                   I                          (2)
------------------------------------------------------------------------------
     $7.00                   I                          (3)
------------------------------------------------------------------------------




FORM 3 (continued)

Explanation of Responses:

(1) The shares of Common Stock to which this note relates are held directly by Hilal Capital, LP ("HCLP") (180,333 shares), Hilal Capital QP, LP ("HCQP")
(459,667 shares), Hilal Capital Associates LLC ("HCA") (1,194,667 shares), or are held indirectly through Hilal Capital Management LLC ("HCM") (1,282,000 shares) on behalf of two accounts managed by it. The undersigned is the managing member of the general partner of HCQP and HCLP; is the managing member of HCA; and is the managing member of HCM. In accordance with Instruction 5(b)(iv), the entire number of shares of Common Stock held by (or deemed held by or through) HCLP, HCQP, HCA and HCM is reported herein. The undersigned disclaims any beneficial ownership of any of such securities to which this Form relates for purposes of Section 16 of the Securities Exchange
Act of 1934, as amended, except as to such securities representing the undersigned's pro rata partnership (or membership) interest in, and interests in the profits of, HCQP, HCLP, HCA and HCM.

(2)    The warrants to which this note relates are held directly by HCLP
(87,667 warrants), HCQP (223,833 warrants), HCA (597,333 warrants), or are held indirectly through HCM (624,500 warrants) on behalf of two accounts managed by it. In accordance with Instruction 5(b)(iv), the entire amount of the issuer's warrants held by HCLP, HCQP, HCA and HCM is reported herein. The undersigned disclaims any beneficial ownership of any of the Issuer's warrants to which this Form relates for purposes of Section 16 of the Securities
Exchange Act of 1934, as amended, except as to warrants representing the undersigned's pro rata partnership (or membership) interest in, and interests in the profits of, HCQP, HCLP, HCA and HCM.

(3) The shares of Common Stock and warrants to which this note relates are held directly by the undersigned's brother, Philip Hilal. This filing shall not be deemed an admission that Dr. Hilal is, for purposes of Section 16 or otherwise, the beneficial owner of any securities owned by Philip Hilal.

                                      /s/Peter K. Hilal
                                      -----------------
                                      Peter K. Hilal, M.D.

                                      Date: July 29, 1999

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, SEE Instruction 6 for procedure.
